Exhibit 10.2

EXECUTION VERSION

NONCOMPETITION AGREEMENT

dated as of

MAY 11, 2016

by and between

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

and

VISTANA SIGNATURE EXPERIENCES, INC.

NONCOMPETITION AGREEMENT

NONCOMPETITION AGREEMENT, dated as of May 11, 2016 (the “Effective Date”), between Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (“Starwood”), and Vistana Signature Experiences, Inc., a Delaware corporation (“Vistana”).  Starwood and Vistana are hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

(A)                              Pursuant to that certain Agreement and Plan of Merger, dated as of October 27, 2015 by and among Starwood, Vistana, Interval Leisure Group, Inc., a Delaware corporation (“Buyer”), and Iris Merger Sub, Inc., a Delaware corporation and wholly-owned Subsidiary of Buyer (“Merger Sub”) (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), Merger Sub will merge with and into Vistana immediately following the spin-off of Vistana to Starwood’s stockholders.

(B)                              Following the closing of the transactions contemplated by the Merger Agreement, (i) Vistana will continue to own and conduct, directly and indirectly, the Vacation Ownership Business (as defined herein) and (ii) Starwood will continue to own and conduct, directly and indirectly, the Hotel Management and Franchising Business (as defined herein).

(C)                              The Parties have entered into a License, Services and Development Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “License Agreement”), pursuant to which, among other things, Starwood has granted to Vistana the limited right for the Vacation Ownership Business to be operated under the Licensed Marks using the Applicable System pursuant to the terms thereof.

(D)                              In connection with the closing of the transactions contemplated by the Merger Agreement, and to permit Starwood and Vistana to tailor their business strategies to best address market opportunities in their respective industries while maximizing the value of the Westin and Sheraton brands and the Applicable System, Starwood and Vistana have agreed to the noncompetition covenants set forth in this Agreement.  Except as expressly stated in this Agreement, the License Agreement and the other Transaction Agreements, there are no agreements or understandings between Starwood and Vistana limiting in any way the extent to which or the means by which each Party might choose to compete with the other Party.  Each of Starwood and Vistana acknowledges and agrees that Starwood and Vistana are not Affiliates for purposes of this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Certain Defined Terms.  For the purpose of this Agreement (a) unless otherwise defined herein capitalized terms used herein shall have the meanings ascribed to them in the License Agreement, and (b) the following terms shall have the meanings hereinafter specified:

“Agreement” means this Noncompetition Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Compete” means: (i) to conduct or participate or engage in, or bid for or otherwise pursue a business in exchange for any direct fees or other direct payment, whether as a principal, sole proprietor, partner, stockholder, or agent of, or consultant to or manager for, any Person or in any other capacity; or (ii) to have any debt or equity ownership interest in or actively assist, any Person or business that conducts, participates or engages in, or bids for or otherwise pursues a business in exchange for any direct fees or other direct payment, whether as a principal, sole proprietor, partner or stockholder, or agent of, or consultant to or manager for, any Person or in any other capacity.

“Exclusive Marks” means the names and marks “Sheraton” and “Westin,” whether alone or together with other words, terms, designs or other elements.

“Existing Vacation Ownership Management Affiliate” means an Affiliate of Vistana as of the Effective Date (or a Subsidiary of such Affiliate that, after the Effective Date, becomes part of such Affiliate’s business in existence as of the Effective Date) that provides management services to Vacation Ownership Properties.

“Fractional Business” means the Vacation Ownership Business to the extent involving the development, sale, marketing, managing, operating and financing of Fractional Interests and Fractional Units.

“Fractional Interest” means a Vacation Ownership Interest where the ownership interest in, use right of or other entitlement to use the applicable accommodations and facilities is acquired for not less than three (3) weeks per calendar year.

“Fractional Unit” means a physical unit used for overnight accommodation as part of a Fractional Interest.

“Hotel Management and Franchising Business” means the business of developing, selling, marketing, managing, operating, licensing or franchising Hotels, including Condominium Hotels, but does not include the activities included in the term Vacation Ownership Business.  For the avoidance of doubt, the mere ownership or leasing of a Hotel shall not be deemed to be engaging in the Hotel Management and Franchising Business.

“Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, government approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.

“Management Agreements” means the management agreements between Starwood and Vistana relating to Starwood’s management of the Transferred Lodging Properties, as such agreements may be amended, restated, supplemented or otherwise modified from time to time.

“Membership Program” means a program under which purchasers acquire a membership interest in, use right of or other entitlement to use, on a recurring basis, overnight accommodations and access to associated facilities at one or more properties.

“Membership Program Hotel” means any Hotel that offers a Membership Program.

“Subsidiary” with respect to any Person, any corporation or other legal entity, of which such Person and/or one or more of its subsidiaries, controls or owns, directly or indirectly, at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or other similar governing body, or in the case of a legal entity with no governing body, at least a majority of the equity or voting interest.

“Timeshare Business” means the Vacation Ownership Business but specifically excluding the Fractional Business.

“Timeshare Unit” means any Vacation Ownership Unit that is not a Fractional Unit.

Section 1.2                                    Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Aqua-Aston	Section 3.2
Adjacent Hotel	Section 2.4
Buyer	Recitals
Conversion Hotels	Section 3.4
Effective Date	Preamble
Hotel Chain Transaction	Section 2.4
License Agreement	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Owned or Leased Hotels	Section 3.3
Part(y)(ies)	Preamble
Permitted Hotel Transaction	Section 2.4
Permitted Vacation Ownership Business Acquisition	Section 3.3
Single Hotel Acquisition	Section 2.4
Starwood	Preamble
Term	Article IV
Vistana	Preamble

ARTICLE II

STARWOOD NONCOMPETITION COVENANTS

Section 2.1                                    Restrictions.  Subject to the exclusions, exceptions and limitations expressly set forth in this Agreement, Starwood agrees that during the Term, it will not, and it will cause each of its Subsidiaries and Affiliates not to:

(i)                                     Compete in the Timeshare Business anywhere in the world;

(ii)                                  license its names or marks (including the Applicable System) to any Person other than Vistana or its Affiliates for use in the Timeshare Business anywhere in the world;

(iii)                               Compete in the Fractional Business under the Exclusive Marks anywhere in the world;

(iv)                              license the Exclusive Marks to any Person other than Vistana or its Affiliates for use in the Fractional Business anywhere in the world; or

(v)                                 use or license the term “Starwood Vacation Network.”

Section 2.2                                    Management Exception.  Notwithstanding Section 2.1 above, nothing in this Agreement will restrict Starwood or its Affiliates from operating and managing properties branded under the Proprietary Marks (including the Exclusive Marks and the Licensed Marks) that are developed, owned, leased or sold by Vistana under on-site resort management contracts (or similar agreements) between Vistana (or its Affiliates) and Starwood (or its Affiliates).

Section 2.3                                    Starwood Exceptions.  Notwithstanding Section 2.1 above, nothing in this Agreement will restrict Starwood or any of its Subsidiaries or Affiliates from engaging in the following:

(i)                                     developing, selling, marketing, owning, operating, licensing, leasing, managing, franchising or financing Condominium Hotel units and Residential Units;

(ii)                                  engaging in activities that Starwood or its Affiliates are specifically permitted to engage in under Section 2.3(B) or Section 5.7 of the License Agreement or under Section 2.4 below, in each case, in accordance with such provisions;

(iii)                               (x) managing or franchising a Starwood Lodging Facility that is not branded with the Exclusive Marks and that is a Membership Program Hotel; provided that the amount of revenue generated from transient rental of the rooms/units at such Membership Program Hotel is more than the amount of revenue generated from use of the rooms/units at such Membership Program Hotel by members who have prepaid for use of such Membership Program Hotel through a Membership Program associated with such Membership Program Hotel, with such revenue amounts calculated based on the average revenue generated by the applicable Membership Program Hotel during the five (5) year period immediately preceding the date of the commencement of the management or franchise activities, or (y) providing operational services to a Vacation Ownership Property whose operations are complexed with a Starwood Lodging Facility and Starwood’s involvement in such Vacation Ownership Property is otherwise permitted pursuant to Section 5.7 of the License Agreement; provided that (A) neither Starwood nor any of its Affiliates markets or sells membership interests in any such Membership Program Hotel or units in any such Vacation Ownership Property, as applicable, or receives any direct fees or other direct payment in connection with any such marketing or sale activities, and (B) participants in the Membership Program associated with any such Membership Program Hotel and Owners of interests in any such Vacation Ownership Property are not permitted to trade usage rights associated with such interests for points under any Brand Loyalty Program, or otherwise utilize or have access to a Brand Loyalty Program with respect to their interests;

(iv)                              (x) accepting advance deposits or payments for Hotel stays, and (y) accepting multi-year advance Hotel bookings (provided that any such multi-year advance Hotel bookings relate to specific, identified Hotels and not on a systemwide basis);

(v)                                 developing, selling, marketing, owning, operating, licensing, leasing, managing, franchising or financing any Ancillary Amenities;

(vi)                              owning equity securities of a publicly-traded Person that Competes in the Timeshare Business; provided that the aggregate holdings of Starwood and its Subsidiaries and Affiliates of such equity securities in such Person does not exceed 5% of the outstanding equity securities of such Person; provided, however, that no such cap on equity ownership will apply in the event Starwood and its Subsidiaries and Affiliates in the aggregate hold more than 5% of the outstanding equity securities of such Person as a result of a transaction otherwise permitted pursuant to Section 2.4 below and not prohibited by Section 18.2 of the License Agreement;

(vii)                           owning equity securities of a publicly-traded Person that Competes in the Fractional Business but not in the Timeshare Business; and/or

(viii)                        entering into an agreement for a transaction that would otherwise be restricted by Section 2.1 above; provided that any Vacation Ownership Property contemplated by any such transaction does not open for business and sales of Vacation Ownership Units at such Vacation Ownership Property do not commence, in each case, until after the Term (even if the development or construction of any such Vacation Ownership Property commences during the Term).

Section 2.4                                    Single Hotel Acquisitions and Hotel Chain Transactions.

Vistana acknowledges that Starwood and its Affiliates may whether by purchase of assets, purchase or exchange of stock of or by another Person, merger or consolidation with or into another Person, undergoing a change of control, joint ventures or other strategic partnerships with another Person, assumption of management or franchise rights, or otherwise (and subsequent dispositions thereof) (i) acquire a single Hotel that may include an existing branded or unbranded Vacation Ownership Business (a “Single Hotel Acquisition”) or (ii) make or be the subject of transactions with another Person that includes or otherwise involves another Hotel chain that may also include or otherwise involve an existing branded or unbranded Vacation Ownership Business, whether by way of owning, managing, or franchising, or otherwise licensing rights to, such Vacation Ownership Business (a “Hotel Chain Transaction”) to the extent permitted under this Section 2.4 and not prohibited by Section 18.2 of the License Agreement.  Any Single Hotel Acquisition or Hotel Chain Transaction in which (1) the aggregate number of Hotel rooms that are the subject of such Single Hotel Acquisition or Hotel Chain Transaction (whether owned, leased, managed or franchised) is greater than the aggregate number of Timeshare Units that are the subject of such Single Hotel Acquisition or Hotel Chain Transaction (whether owned, leased, managed or franchised) and/or (2) with respect to any single Membership Program Hotel or portfolio of Membership Program Hotels, the amount of revenue generated from transient rental of the rooms/units at such Membership Program Hotel(s) is more than the amount of revenue generated from use of the rooms/units at such Membership Program Hotel(s) by members who have prepaid for use of such Membership Program Hotel(s) through a Membership Program associated with such Membership Program Hotel(s), with such revenue amounts calculated based on the average revenue generated by the applicable Membership Program Hotel(s) during the five (5) year period immediately preceding the date of the Single Hotel Acquisition or Hotel Chain Transaction (each such Single Hotel Acquisition or Hotel Chain Transaction in (1) and (2), a “Permitted Hotel Transaction”) shall be permitted under this Section 2.4, subject to this Section 2.4.  Starwood shall notify Vistana within five (5) Business Days following the closing of any such Permitted Hotel Transaction, and, to the extent Starwood is permitted pursuant to the terms (provided Starwood does not seek to include terms that restrict a Vistana relationship) or nature of such Permitted Hotel Transaction, Starwood and Vistana shall use commercially reasonable efforts to negotiate (i) an exchange relationship between the Vacation Ownership Business acquired in the Permitted Hotel Transaction and the Licensed Business, (ii) the affiliation of all or part of any such acquired Vacation Ownership Business with the Licensed Business, and/or (iii) the management or purchase by Vistana of all or part of any such acquired Vacation Ownership Business.  In the event that the Parties are unable to reach agreement on any of the foregoing alternatives within sixty (60) days following the receipt of notice of closing of such Permitted Hotel Transaction (or, to the extent Starwood is not permitted pursuant to the terms or nature of such Permitted Hotel Transaction to allow Vistana to participate in any of the foregoing alternatives, immediately upon the closing of any such Permitted Hotel Transaction), then Starwood and its Affiliates shall have the right to operate or manage (or engage third parties to operate or manage, under a management, license or franchise agreement or otherwise) such acquired Vacation Ownership Business, including through the use of the System, but under a brand name that does not include any of the Exclusive Marks, even if the Timeshare Units that are part of such Vacation Ownership Business are co-located with a Starwood Lodging Facility; provided, however, that Starwood and its Affiliates will have the right (and will have the right to permit third parties, under a management, license or franchise agreement or otherwise) to (x) market, offer, and sell Timeshare Units that are part of such Vacation Ownership Business at any Hotel (including any Starwood Lodging Facility as long as it is not branded with the Exclusive Marks) acquired as part of such Permitted Hotel Transaction and adjacent to the Vacation Ownership Property that includes such Timeshare Units (an “Adjacent Hotel”) to any Person, including guests of such Adjacent Hotel, whether or not such guest is a member of any brand loyalty program, (y) place overflow guests of such Adjacent Hotel in such adjacent Vacation Ownership Property on a transient basis, and (z) offer potential customers of such adjacent Vacation Ownership Property stays at such Adjacent Hotel in connection with the marketing and sale of the Timeshare Units of such adjacent Vacation Ownership Property.

ARTICLE III

VISTANA NONCOMPETITION COVENANTS

Section 3.1                                    Restrictions.  Subject to the exclusions, exceptions and limitations expressly set forth in this Agreement, Vistana agrees that during the Term it will not, and it will cause each of its Subsidiaries and Affiliates not to: (i) Compete in the Hotel Management and Franchising Business anywhere in the world; or (ii) license its names or marks or systems to any Persons (other than Starwood or its Affiliates) for use in the Hotel Management and Franchising Business anywhere in the world.

Section 3.2                                    Vistana Exceptions.  Notwithstanding Section 3.1 above, nothing in this Agreement will restrict Vistana or any of its Subsidiaries or Affiliates from engaging in the following:

(i)                                     engaging in activities that Vistana or its Affiliates are specifically permitted to engage in under Section 8.2 of the License Agreement or Section 3.3 or Section 3.4 below, in each case, in accordance with such provisions;

(ii)                                  owning Hotels branded under the Proprietary Marks subject to a management agreement with Starwood;

(iii)                               operating Hotels branded under the Proprietary Marks as a franchisee under a franchise agreement with Starwood;

(iv)                              owning equity securities of a publicly-traded Person that Competes in the Hotel Management and Franchising Business; provided that the aggregate holdings of Vistana and its Subsidiaries and Affiliates of such equity securities in such Person does not exceed 5% of the outstanding equity securities of such Person;

(v)                                 owning the Transferred Lodging Properties subject to and in accordance with the Management Agreements and Section 5.9 of the License Agreement;

(vi)                              engaging in the business operated by Aqua-Aston Holdings, Inc. and its Subsidiaries (“Aqua-Aston”); provided that Aqua-Aston will not (A) solicit management of a Hotel (including a Condominium Hotel) managed by Starwood and its Affiliates, or (B) knowingly bid for management of a Hotel (including a Condominium Hotel) not then managed by Aqua-Aston that Starwood is bidding to manage;

(vii)                           operating the Hyatt Carmel Highlands hotel;

(viii)                        an Existing Vacation Ownership Management Affiliate operating a Hotel that is co-located or adjacent to a Vacation Ownership Property (other than a Licensed Vacation Ownership Property) managed by such Existing Vacation Ownership Management Affiliate; and/or

(ix)                              entering into an agreement for a transaction that would otherwise be restricted by Section 3.1 above; provided that any Hotel contemplated by any such transaction does not open for business and reservations at such Hotel do not commence, in each case, until after the Term (even if the development or construction of any such Hotel commences during the Term).

Section 3.3                                    Vacation Ownership Business Acquisitions.

Starwood acknowledges that Vistana and its Affiliates may make Vacation Ownership Business acquisitions, whether by purchase of assets, purchase or exchange of stock of another Person, merger or consolidation with or into another Person, joint ventures or other strategic partnerships with another Person, assumption of sales, marketing or branding rights, or otherwise (and subsequent dispositions thereof), that may include an existing branded or unbranded Hotel Management and Franchising Business, or owned or leased Hotels (together with any owned or leased Hotels included in any such Hotel Management and Franchising Business, the “Owned or Leased Hotels”) to the extent permitted under this Section 3.3.  Any such Vacation Ownership Business acquisitions made by Vistana or any of its Affiliates in which the aggregate number of Vacation Ownership Units that are the subject of such acquisition (whether owned, leased, managed or franchised) is greater than the aggregate number of Hotel rooms that are the subject of such acquisition (whether owned, leased, managed or franchised) (such an acquisition, a “Permitted Vacation Ownership Business Acquisition”) shall be permitted under this Section 3.3, subject to this Section 3.3.  Vistana shall notify Starwood within five (5) Business Days following the closing of any such Permitted Vacation Ownership Business Acquisition by Vistana or any of its Subsidiaries, and Vistana and Starwood shall use commercially reasonable efforts to negotiate (i) a relationship under which such acquired Hotel Management and Franchising Business and/or the acquired Owned or Leased Hotels will affiliate with, and use certain systems that are part of, Starwood’s Hotel Management and Franchising Business, and/or (ii) the management or purchase by Starwood or any of its Affiliates of all or part of any such acquired Hotel Management and Franchising Business and/or such acquired Owned or Leased Hotels.  In the event that the Parties are unable to reach agreement on any of the foregoing alternatives within sixty (60) days following the receipt of notice of closing of such Permitted Vacation Ownership Business Acquisition, then Vistana and its Affiliates shall have the right to operate or manage (or engage third parties to operate or manage, under a management, license or franchise agreement or otherwise) such acquired Hotel Management and Franchising Business and/or such acquired Owned or Leased Hotels; provided, however, that Vistana and its Affiliates shall have no right to use the Proprietary Marks (including the Licensed Marks) or any Starwood Intellectual Property (including the Applicable System) in connection therewith under the terms of the License Agreement, and such operation or management shall be subject to reasonable restrictions required by Starwood to ensure a level of brand separation sufficient to avoid customer confusion as determined by Starwood in its sole discretion.  In the event that any such acquired Owned or Leased Hotel is managed at the time of the Vacation Ownership Business Acquisition by a third party under a contract that Vistana does not have the right to terminate without penalty, then at such time during the Term as such third party manager ceases to manage any such acquired Owned or Leased Hotel, Vistana and Starwood shall use commercially reasonable efforts to negotiate an agreement under which Starwood or one of its Affiliates will manage such acquired Owned or Leased Hotel.  If Vistana and Starwood are not able to agree on terms for Starwood or an Affiliate of Starwood to manage such acquired Owned or Leased Hotel within sixty (60)

days after commencing such negotiations, then Vistana shall have the right to manage (or engage a third party to manage) such acquired Owned or Leased Hotel thereafter; provided, however, that Vistana and its Affiliates shall have no right to use the Proprietary Marks (including the Licensed Marks) or any Starwood Intellectual Property (including the Applicable System) in connection therewith under the terms of the License Agreement, and such management shall be subject to reasonable restrictions required by Starwood to ensure a level of brand separation sufficient to avoid customer confusion as determined by Starwood in its sole discretion.

Section 3.4                                    Hotels Acquired for Conversion to Vacation Ownership Properties.

Starwood acknowledges that Vistana and its Affiliates may acquire, lease or otherwise become involved in the management or operation of Hotels for the purpose of converting such Hotels to Vacation Ownership Properties (“Conversion Hotels”).  For purposes of this Section 3.4, the Transferred Lodging Properties do not constitute Conversion Hotels.  Vistana and its Affiliates may engage in the Hotel Management and Franchising Business with respect to any Conversion Hotel during the period between the date of takeover of such Conversion Hotel by Vistana or an Affiliate of Vistana and the date on which such Conversion Hotel is converted to a Vacation Ownership Property; provided that (a) for a Conversion Hotel acquired, leased, managed or otherwise operated by Vistana or any of its Affiliates (other than Existing Vacation Ownership Management Affiliates) (i) if such conversion occurs in a single phase, such period may not exceed thirty-six (36) months after the date of takeover of such Conversion Hotel by Vistana or any of its Affiliates (other than Existing Vacation Ownership Management Affiliates), and (ii) if such conversion occurs in multiple phases, at least half of the units of such Conversion Hotel must be converted within thirty-six (36) months after the date of takeover of such Conversion Hotel by Vistana or any of its Affiliates (other than Existing Vacation Ownership Management Affiliates) and the remainder of such units must be converted within sixty (60) months after the date of takeover of such Conversion Hotel; and provided further that in the case of either (i) or (ii) above, Vistana or any of its Affiliates (other than Existing Vacation Ownership Management Affiliates) diligently pursues the conversion of such Conversion Hotel to a Vacation Ownership Property during such period; and (b) for a Conversion Hotel acquired, leased, managed or otherwise operated by any Existing Vacation Ownership Management Affiliate, such Existing Vacation Ownership Management Affiliate diligently pursues such conversion in good faith.  Notwithstanding the foregoing, if a Conversion Hotel is approved by Starwood as a New Property pursuant to the terms of Section 5.2 of the License Agreement, and any terms and conditions of such approval govern the timing of the conversion of such Conversion Hotel to a Licensed Vacation Ownership Property and/or the operation thereof as a Hotel in the interim, then to the extent that any provision of this Section 3.4 is deemed to conflict with the terms and conditions of Starwood’s approval of such Conversion Hotel as a New Property in accordance with the terms of the License Agreement, the terms and conditions of such approval shall control. Further notwithstanding the foregoing, to the extent required for legal or regulatory approval (including zoning and other land use approvals), Vistana and its Affiliates may continue to operate a portion or phase(s) of the Conversion Hotel as a Hotel.

Section 3.5                                    Considerations In Pursuing Opportunities.  In determining whether a Vacation Ownership Business acquisition described in Section 3.3 above or a Conversion Hotel opportunity will be pursued by Vistana, any of its Subsidiaries or another Affiliate of Vistana, Buyer and its Affiliates will consider a number of factors including, without limitation, (i) the ability to secure and breadth of marketing access rights at co-located or nearby Hotels, (ii) existing brand affiliations of the Hotel, (iii) absence of territorial restrictions, (iv) appropriateness of the Hotel for applicable brand standards, and (v) the source of the opportunity and affiliation of any financial participants in the project.

ARTICLE IV

TERM

The term of this Agreement (the “Term”) will commence on the Effective Date and will continue until the earlier of (i) the date on which the License Agreement terminates in accordance with its terms, and (ii) the tenth anniversary of the Effective Date.

ARTICLE V

DISPUTE RESOLUTION

Section 5.1            Governing Law.

This Agreement, and all disputes, claims, controversies or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including to any representation or warranty made in, or in connection with, this Agreement or as an inducement to enter into this Agreement) shall be governed by the internal Laws of the State of Maryland, without regard to any conflict of law principles, except that (i) this Agreement shall not be subject to the Maryland General and Limited Power of Attorney Act and (ii) the interpretation and enforceability of the arbitration provisions shall be governed by the Federal Arbitration Act and the body of federal common law interpreting the Federal Arbitration Act.

Section 5.2                                    Injunctive Relief.

Each Party shall be entitled to injunctive or other equitable or judicial relief for any actual or threatened breach or violation of this Agreement, without (i) the necessity of proving the inadequacy of money damages as a remedy, (ii) the necessity of posting a bond and (iii) waiving any other rights or remedies at law or in equity.

Section 5.3                                    Costs of Enforcement.

The prevailing Party in any legal proceeding relating to this Agreement (including any appeals and actions to enforce any arbitration awards or court judgments) shall be entitled to recover from the losing Party all reasonable fees, costs and expenses incurred by the prevailing Party in connection with such proceeding. If a Party prevails on some, but not all, of its claims, such Party shall be entitled to recover an equitable amount of such fees, costs and expenses, as determined by the court or arbitrator(s).

Section 5.4                                    Mediation.

The Parties agree to submit any dispute, claim or controversy arising out of this Agreement to mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration, litigation, or some other dispute resolution procedure.

Section 5.5            Arbitration.

(a)           The Parties agree for themselves and each of their representatives that any dispute, claim or controversy arising out of this Agreement (including any question regarding an agreement’s existence, validity or termination and actions taken or not taken under this Agreement) or relating to the relationship of the Parties shall be referred to and resolved by arbitration under the Commercial Arbitration Rules of the American Arbitration Association (or if it no longer exists, the Parties shall agree on a substitute arbitration administrator), which rules are deemed to be incorporated by reference into this Section.  The arbitration shall be conducted by three (3) arbitrators.  The Parties acknowledge that the arbitrators’ subpoena power with respect to the Parties is not subject to geographic limitations.  The place of arbitration shall be New York, New York.  The language to be used in the arbitration shall be English.  The arbitrators shall have the authority to award only actual damages.  The Parties shall keep the award and decision of the arbitrators confidential, and such award and decision of the arbitrators shall be conclusive and binding on all Parties and not subject to appeal.  Judgment upon the award may be entered in any court of competent jurisdiction.

(b)           Each Party may, without waiving any rights it has under this Agreement, seek from a court having jurisdiction any interim or provisional relief that may be necessary to protect its rights or property.

Section 5.6                                    Litigation.

(a)           Notwithstanding Section 5.4 and Section 5.5, a Party may commence litigation or other legal proceedings (i) as permitted under Section 5.2, (ii) for any temporary injunctive relief against conduct or threatened conduct which might cause irreparable harm to a Party or its Affiliates, pending resolution of the dispute in accordance with Section 5.4 or Section 5.5, (iii) for the enforcement of any arbitration award or (iv) for the enforcement of the dispute resolution provisions in this Article V.

(b)           Each Party irrevocably submits to the jurisdiction of the federal and state courts of the State of New York in any litigation or other legal proceeding arising out of or relating to the relationship of the Parties in respect of this Agreement (including any question regarding any agreement’s existence, validity or termination and actions taken or not taken under such agreement) or any other dispute between the Parties that is not subject to arbitration under this Article V.  Service of process on a Party need not be personally served or served within the State of New York, but may be served by any means permitted by Applicable Law.  All claims brought by a Party must be brought and/or defended in the federal and state courts of the State of New York.  Nothing in this Section 5.6, however, shall affect a Party’s rights to enforce any court-entered judgment against the other Party in any other appropriate jurisdiction.  The Parties waive all defenses based on lack of jurisdiction or inconvenient venue or forum for any litigation, legal action or other proceeding brought in accordance with this Section 5.6.

(c)           Each Party waives, to the fullest extent permitted by Applicable Law, trial by jury of all claims arising out of or relating to this Agreement.

Section 5.7            Class Actions. Vistana agrees that, for the businesses operated under Starwood’s brands to function properly, Starwood should not be burdened with the costs of arbitrating or litigating system wide claims. Accordingly, Vistana agrees that any disagreement between Vistana and Starwood shall be considered unique as to its facts and shall not be brought as a class action, and Vistana waives, to the fullest extent permitted by Applicable Law, all rights to bring a class action or multi-plaintiff, consolidated or collective action against Starwood or any of its Affiliates.

Section 5.8            Decisions in Prior Claims. Vistana agrees that in any arbitration or litigation between the Parties, the arbitrator(s) or court shall not be precluded from making its own independent determination of the issues in question, notwithstanding the similarity of issues in any other arbitration or litigation involving Starwood and any other third party or any of their respective Affiliates, and each Party waives, to the fullest extent permitted by Applicable Law, all rights to claim that a prior disposition of the same or similar issues precludes such independent determination.

ARTICLE VI

MISCELLANEOUS

Section 6.1            Counterparts; Entire Agreement; Corporate Power.

(a)           This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

(b)           This Agreement, together with the License Agreement and the other Transaction Agreements, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral. Each Party acknowledges that, in entering into this Agreement, it does not do so in reliance on any written or oral representation, warranty, projection or other information, except as expressly set forth herein.

(c)           Each of Starwood and Vistana represents on behalf of itself that:

(i)            it is duly incorporated or formed, validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation or formation, and has all material corporate or other similar powers required to carry on its business as currently conducted;

(ii)           it has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby;

(iii)          this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of such Person enforceable in accordance with the terms hereof;

(iv)          it has carefully considered the provisions of this Agreement and agrees that the restrictions set forth herein are fair and reasonable, are required for protection of the legitimate interests of the other Party and are a material and necessary part of the transactions contemplated in connection with the Merger Agreement, and it further agrees that the restrictions are reasonable in scope, area and time, and will not prevent it from pursuing other non-competitive business ventures or otherwise cause a financial hardship to it; and

(v)           it agrees that it is receiving good and valuable consideration for entering into this Agreement, which consideration includes, among other things, the receipt of consideration pursuant to the terms of the Merger Agreement, and acknowledges that the other Party has relied upon the covenants contained in this Agreement and that such covenants are conditions to, and a material part of, the willingness of such other Party to consummate the transactions contemplated by the Merger Agreement.

Section 6.2            Assignment.  This Agreement may not be assigned or transferred, in whole or in part, without the prior written consent of the other Party, and any such assignment or transfer without consent will be void.  Notwithstanding the foregoing, a Party shall assign this Agreement, in whole or in part, to the extent such Party assigns the License Agreement pursuant to and in accordance with the terms and conditions thereof; provided, however, that Starwood shall only be required to assign this Agreement in connection with and to the extent of an assignment of the License Agreement as it relates to the

“Westin” and/or “Sheraton” brands.  This Agreement will be binding on and inure to the benefit of each of the Parties and their respective successors and permitted assigns.

Section 6.3            Third Party Beneficiaries.  The provisions of this Agreement are solely for the benefit of the Parties and their respective Affiliates and are not intended to confer any right or remedies hereunder upon any Person except the Parties and their respective Affiliates.  Subject to the immediately preceding sentence, there are no third party beneficiaries of this Agreement and this Agreement will not provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 6.4            Notices.  Unless expressly stated otherwise in this Agreement, no notice, consent, approval, waiver, demand or objection given under this Agreement shall be valid unless delivered in writing by (i) personal delivery, overnight DHL, FedEx, UPS or other similar courier service or (ii) United States Postal Service as Express Mail or certified mail, postage prepaid, return receipt requested, in each case addressed to the recipient Party at the addresses specified below:

To Starwood:

Starwood Hotels & Resorts Worldwide, Inc.

One StarPoint

Stamford, Connecticut  06902

Attention:  Chief Financial Officer

Facsimile No.:  (203) 351-2519

Email:  thomas.mangas@starwoodhotels.com

with a copy (which shall not constitute notice) to the same address:

Attention:  Kenneth S. Siegel

Facsimile No.:  (203) 351-2401

Email:  kenneth.siegel@starwoodhotels.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention:  Jennifer Perkins

Facsimile No.:  (212) 751-4864

Email:  jennifer.perkins@lw.com

To Vistana:

Vistana Signature Experiences, Inc.

9002 San Marco Court

Orlando, Florida  32819

Attention:  Steve Williams, Chief Operating Officer

Facsimile No.: (407) 417-7110

Email:  steve.williams@vistana.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:  Michael E. Lubowitz

Facsimile No.:  (212) 310-8007

Email: michael.lubowitz@weil.com

or at such other address as a Party may designate by providing notice in accordance with this Section 6.4.  Such notices shall be deemed to have been received upon (i) delivery to the recipient Party’s address; provided that such delivery is before 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise on the following Business Day or (ii) the attempted delivery if the recipient Party refuses delivery or is no longer at such address and failed to provide the sending Party with its current address in accordance with this Section 6.4.  Email correspondence shall not constitute a notice under this Agreement.

Section 6.5            Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to either Party.  Upon such determination, the Parties will negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 6.6            Headings.  The headings in this Agreement are for convenience and reference only and are not to be construed as a part of this Agreement.

Section 6.7            Waivers .  Waiver by a Party of any default by the other Party of any provision of this Agreement will not be deemed a waiver by the waiving Party of any subsequent or other default, nor will it prejudice the rights of either Party.  No provisions of this Agreement will be deemed waived by a Party, unless such waiver is in writing and signed by an authorized representative of the Party against whom such waiver is sought to be enforced.

Section 6.8            Amendments.  This Agreement may not be amended, supplemented or modified except upon the execution and delivery of a written agreement executed by each of the Parties and specifically referencing this Agreement.

Section 6.9            Interpretation.  In this Agreement, words in the singular are deemed to include the plural and vice versa and words of one gender are deemed to include the other gender as the context requires.  The terms “hereof,” “herein,” “hereto,” “hereby,” “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement taken as a whole and not to any particular provision of this Agreement.  Article and Section references are to the Articles and Sections of this Agreement unless otherwise specified.  The table of contents and headings contained in this Agreement are for convenience of reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.  The word “including” and words of similar import when used in this Agreement means “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” is not exclusive.

The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of the authorship of any provisions of this Agreement.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative.

STARWOOD HOTELS & RESORTS
WORLDWIDE, INC.

By:	/s/ Thomas B. Mangas
	Name:	Thomas B. Mangas
	Title:	Chief Executive Officer

[Signature Page to Noncompetition Agreement]

VISTANA SIGNATURE EXPERIENCES, INC.

By:	/s/ Sergio D. Rivera
	Name:	Sergio D. Rivera
	Title:	Chief Executive Officer and President

[Signature Page to Noncompetition Agreement]